UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2015

GENERAL EMPLOYMENT ENTERPRISES, INC

(Exact name of registrant as specified in its charter)

Illinois	1-05707	36-6097429
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

184 Shuman Blvd., Ste. 420, Naperville, Illinois	60563
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (630) 954-0400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	ELECTION OF DIRECTOR OR PRINCIPAL OFFICER

General Employment Enterprises, Inc. (the “Company” or “General Employment”) announced today that the Company has appointed Dr. Arthur B. Laffer to the General Employment Board of Directors effective immediately.

Dr. Arthur Laffer is the founder and chairman of Laffer Associates, an economic research and consulting firm. A former member of President Reagan’s Economic Policy Advisory Board during the 1980s, Dr. Laffer’s economic acumen and influence have earned him the distinction in many publications as “The Father of Supply-Side Economics”. He has served on several boards of directors of public and private companies, including staffing giant MPS Group, Inc., which was sold to Adecco Group for $1.3 billion in 2009. Dr. Laffer was previously a consultant to Secretary of the Treasury William Simon, Secretary of Defense Donald Rumsfeld, and Secretary of the Treasury George Shultz. In the early 1970s, Dr. Laffer was the first to hold the title of Chief Economist at the Office of Management and Budget (OMB) under Mr. Shultz.

Additionally, Dr. Laffer was formerly the Distinguished University Professor at Pepperdine University and a member of the Pepperdine Board of Directors. He also served as Charles B. Thornton Professor of Business Economics at the University of Southern California and as Associate Professor of Business Economics at the University of Chicago.

Dr. Laffer has received multiple awards for his economic work, including two Graham and Dodd Awards from the Financial Analyst Federation; the Distinguished Service Award by the National Association of Investment Clubs; the Adam Smith Award for his insights and contributions to the Wealth of Nations; and the Daniel Webster Award for public speaking by the International Platform Association. Dr. Laffer received a B.A. in economics from Yale University and an MBA and Ph.D. in economics from Stanford University.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press release issued by General Employment Enterprises, Inc. dated January 12, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GENERAL EMPLOYMENT ENTERPRISES, INC. (Registrant)

Date: January 12, 2015	By:	/s/ Andrew J. Norstrud
Andrew J. Norstrud
Chief Executive Officer